EXHIBIT 99.1

For Additional Information:
Jim Gilbertson, Vice President and Chief Financial Officer
763-535-8333
jgilbert@navarre.com

Haug Scharnowski, VP Corporate Relations
763-450-2352
hscharnowski@navarre.com

NAVARRE CORPORATION ANNOUNCES
PROPOSED SENIOR NOTES OFFERING

MINNEAPOLIS, MN — March 16, 2005 — Navarre Corporation (Nasdaq/NMS: NAVR) (the “Company”) today announced that it intends to offer, subject to market and other conditions, $125.0 million in aggregate principal amount of senior notes due 2012. The senior notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in compliance with Regulation S under the Securities Act. The Company plans to use the net proceeds of the offering to fund the initial cash portion of the pending, previously announced FUNimation acquisition purchase price and costs related to this acquisition and the offering. The Company expects to use any excess proceeds for general corporate purposes. The offering is expected to close on or about April 1, 2005, subject to the satisfaction of customary closing conditions.

     The securities will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

     This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

     The foregoing statements regarding the Company’s intentions with respect to the proposed offering and other transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made herein. The Company’s ability to complete the offering and other transactions described above successfully is subject to various risks, many of which are outside of its control, including prevailing conditions in the capital markets and other risks and uncertainties as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission.

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